BANKING-AS-A-SERVICE ORDER FORM

Customer: Accrew, Inc. Contact: AJ Montgomery
Address: 222 W Merchandise Mart Plaza #1212 Phone: (269) 352-1642
Chicago, IL 60654 Email: ajm@accrewmoney.com
Your Business Name:  Accrew Website: https://www.accrewmoney.com/

Commencement Date: 01/27/2025 Current Pricing Valid Until:
CRM Profile Created? https://www.mbanq.com/crm/
Yes/No NDA Signed? https://www.mbanq.com/nda/ Yes/No

Mbanq

Signature:

Customer:

Signature:

Name (printed):

Name (printed):

Andrew Montgomery

Title:

Title:

CEO & Co-Founder

Date Signed:

Date Signed:

01/27/2025

SOFTWARE AS A SERVICE AGREEMENT
This Software as a Service Agreement ("Agreement") is entered into as of July 10th, 2024 (the "Effective Date") between FinLink Inc. (doing business as Mbanq) or any of its subsidiaries including BAAS Corporation ("Company"), and the Customer identified in the Order Form above (the "Customer"). This Agreement includes and incorporates the above Order Form, as well as the following Terms and Conditions and contains, among other things, warranty disclaimers, liability limitations and use limitations. There shall be no force or effect to any different terms of any related purchase order or similar form even if signed by the parties after the date hereof.
TERMS AND CONDITIONS

1. DEFINITIONS
1.1 "Client" means Customer's consumer or commercial clients to whom banking services are provided pursuant to this Agreement.
1.2 "Account" means a demand deposit, savings or other asset account provided to the Customer or their Clients.
1.3 "Marketing Material" means all advertising media, including without limitation, television advertisements, radio advertisements, Internet and interactive media, catalogs, email campaign messages, published brochures, newspaper and magazine advertisements, SMS text messaging, media, blogs, tweets, banner ads, RSS feeds, telemarketing scripts and customer websites promoting, advertising and/or marketing the Banking services provided by this agreement to prospective Clients.
1.4 "Applicable Law" means any applicable international, federal, state, or local law, and any regulation, rule, supervisory guidance, directive, or interpretation promulgated or published by any Regulatory Authority, any order issued by a court having jurisdiction over a Party, as well as any rules or requirements established by the FDIC, the Equal Credit Opportunity Act, FACT Act, Federal Reserve Board, any laws and regulations regulating unfair, deceptive and abusive acts or practices, all anti-money laundering laws and regulations, or any applicable rule or requirement of any Network related to the issuance, sale,

1

authorization or usage of the Accounts or services to be provided under this Agreement.
1.5 "Confidential Client Information" shall mean "non-public personal information" as defined by Applicable Laws and regulations; including, without limitation, a Client's social security number along with name, address, telephone number, driver's license number, account number, credit or debit card number, or a personal identification number, username or password that would permit login or access to the Client's account, or any combination of components of Client's information such as account number and password, transaction history or any other information provided to the Company or Customer by a Client in connection with the services provided in this agreement that would allow someone to access a Client's account.
1.6 "Banking Partner" means a depository institution whose deposits are insured by the Federal Deposit Insurance Corporation ("FDIC")
1.7 "KYC" means Know Your Client guidelines for verifying the identity, suitability, and risks involved with maintaining a business relationship with a Client
1.8 "BSA" means Bank Secrecy Act
1.9 "AML" means Anti Money Laundering
1.10 "OFAC" means Office of Foreign Assets Control, responsible for administering and enforcing economic and trade sanctions in support of U.S. national security and foreign policy objectives
1.11 "Account Opening Policy" means the policies governing the approval or rejection of an application for opening a Deposit Account
1.12 "Checking Account" means an FDIC insured interest-bearing demand deposit account held at the Banking partner that is available to a Client for frequent access.
1.13 "Savings Account" means an FDIC insured interest-bearing account held at the Banking partner that is limited to 6 transfers or withdrawals per month by Regulation D (FRB)
1.14 "Customer Reserve Account" means the deposit help by the Customer with the Banking Partner for the purposes of guaranteeing issued loans, covering ACH returns and providing provisional credit for transaction disputes on debit cards issued for the Customer's Clients.
1.15 "ACH services" means services relating to processing financial transactions through the ACH Network; the national automated clearing house for electronic funds transfers.
1.16 "NACHA" means the National Automated Clearing House Association that manages the development, administration, and governance of the ACH Network for the electronic movement of money and data in the United States
1.17 "Wire Services" means Fedwire Services and SWIFT Services.

1.18 "Fedwire Services" means services relating to real-time gross settlement funds transfer system operated by the United States Federal Reserve Banks
1.19 "SWIFT Services" means services relating to real-time gross settlement funds transfer system operated by the Society for Worldwide Interbank Financial Telecommunication
1.20 "RDC Services" means services related to Remote Deposit Capture that allows Clients to remotely post and clear bank checks by sending a scanned image of the same
1.21 "Transaction Limits" means the cap associated with the total dollar amount of all debit transactions submitted during a day, as determined by the Company in writing. These debit transactions shall exclude all transactions associated with Wire services.
1.22 "Cardholder Agreement" means a legal document outlining the terms under which a Debit or a Credit card is offered to a Client. For credit cards, the Cardholder Agreement states the annual percentage rate (APR) of the card, as well as how the card's minimum payments are calculated.
1.23 "Debit card" means a physical or virtual payment card issued by the Banking Partner that deducts money directly from a Client's Checking account to pay for a purchase or to withdraw money from an ATM.
1.24 "Credit card" means a physical or virtual card issued by the Banking Partner that enables Clients to borrow funds. Clients agree to pay the money back, with interest, according to the "Cardholder Agreement".

2. BAAS SERVICES AND SUPPORT
2.1 This Agreement pertains to Company's banking as a service (BaaS) offering and its banking technology solution, including any adjacent products and services.
2.2 Subject to the terms of this Agreement, Company will use commercially reasonable efforts to provide Customer the Services as defined in Exhibit A.
2.3 Subject to the terms hereof, Company will provide Customer with reasonable technical support services in accordance with the terms set forth in the Agreement.
2.4 The "Commencement Date" of a Service is the Customer's first production use of the Service. Upon the request of either party, the Commencement Date may be rescheduled to a new date that is mutually agreed upon in writing by both parties. If commencement of a Service is delayed for more than ninety (90) days after the Effective Date or the Commencement Date agreed upon by the parties, and such delay is not due to the acts or omissions of Company, such as Company's failure to meet its obligations under the Agreement, then Company may suspend delivery of the applicable Service and Customer shall pay the one-time fees, if any, and begin paying the Recurring fees (see Exhibit
2 A), if any, related thereto. The parties shall use commercially reasonable efforts to mutually agree upon a new date to commence the Service as soon as commercially practicable.
2.5 Company may change any features, functions, brand, third party provider, or attributes of a Service, or any element of its systems or processes, or specifications, from time to time, provided that neither the functionality of, nor any applicable fees and charges for, such Service are materially adversely affected. For the avoidance of doubt, in the event any such change made by Company, pursuant to the preceding sentence, has a material adverse impact on the functionality of or fees and cost for a Service, Customer may elect to terminate the affected Service. If Customer requests a change to a Service, the parties shall negotiate the terms for such change, which terms will be set forth in a mutually agreed upon statement of work ("SOW").

3. MARKETING MATERIALS
Subject to Applicable Law, the Customer shall market accounts and services provided under this agreement to potential Clients, using Marketing Materials approved in writing by the Company

3.1 Prior to Customer's use of any Marketing Materials including press and media releases, all such material shall be provided to the Company for approval. The Company shall approve or reject the material for usage in writing within nine (9) business days of receipt of said material, unless the Company, in its sole discretion, determines that additional regulatory review or approval is required before the same can be approved. In such cases, the Company shall periodically inform the Customer of the status of such review or approval. The Company shall further approve or reject the Marketing Material in writing once such regulatory reviews are completed.
3.2 Any substantial changes to the approved Marketing material which includes but is not limited to introducing new services and terms shall be submitted to the Company for approval.
3.3 In its sole discretion, Company may revoke approval or request changes to previously approved Marketing material by providing written notice of the same to the Customer. Customer shall incorporate the required changes within thirty (30) business days unless such changes are required earlier either by Applicable Law or a Regulatory Authority.
3.4 Company may request periodic reviews of the Marketing Materials and related activities. Company and customer shall mutually determine the form of such ongoing reviews to minimize business disruption.
3.5 Customer shall bear all costs and expenses associated with such advertising, marketing, and maintenance of websites promoting the services provided under this agreement
3.6 Customer shall be liable for all claims arising from the use by Customer or agents acting on Company's behalf of any

Materials comply with Applicable Law, shall be accurate in all respects and shall not be misleading; provided that Customer may rely on the accuracy of information included in the Marketing Materials and/or Marketing Activities made available by the Company. Nothing herein shall serve to undermine Customer's indemnification obligations under this Agreement.
3.7 Failure to adhere to the Marketing guidelines defined in this section by the Customer constitutes a material breach of agreement

4. CLIENT ONBOARDING AND COMPLIANCE
4.1 The Company acknowledges that the Customer shall own all Client data collected by them. Furthermore, the Customer acknowledges that the Company and its bank partner shall retain ownership of all data that they receive for the purpose of providing the banking services defined under this agreement.
4.2 Company and Customer individually acknowledge that all data collection shall confirm with Applicable Laws. Further, the data collected would be limited to that required to effectively deliver the services detailed under this agreement and shall be subject to Client consent. The Customer agrees to provide all Clients with a copy of their privacy policy, which shall include instructions for obtaining the Company's privacy policy.
4.3 The Customer shall provide Clients with all user agreements and disclosures as required by Applicable Laws and determined by the Company. These disclosures shall include details of the provided services, their associated charges and any other information that the Company deems relevant for the Clients. The Company, at its sole discretion, shall update these agreements and disclosures from time to time to reflect changes to policies, applicable Laws and regulations.
4.4 The Company shall, at its sole discretion, determine when select Regulatory alerts are sent directly to the Clients
4.5 Customer shall be responsible for all liability associated with Client Accounts. Customer shall be responsible for developing, administering and maintaining a BSA, AML and OFAC compliance program. In addition to monitoring user activities and prohibiting financial transactions with countries listed by OFAC, the program must include controls to ensure ongoing compliance and providing ongoing training for Customer personnel.
4.6 The Company shall maintain its own KYC module to enforce the Account opening guidelines determined by its banking partner. The Company shall share the results of evaluating the Client by its KYC module with the Customer. The Company also maintains its own BSA, AML and OFAC policy. The results of evaluating Clients against these policies are also shared with the Customer. The Customer acknowledges that the KYC facility, BSA, AML and OFAC screening provided by the Company are meant to be used in conjunction with compliance management

Marketing Materials. Customer shall ensure that all Marketing 3 policies followed by the Customer and are not a replacement for the same. The Customer further acknowledges that the aforementioned policies provided by the Company do not guarantee compliance or protection against fraud and that the Customer shall continue to be liable for Clients onboarded by them.
4.7 The Customer acknowledges that Client on-boarding requests may be flagged for review at the sole discretion of the Company and its banking partner, based on the results of either the KYC checks or BSA, AML and OFAC screening. The Customer further acknowledges that the Company may ask for additional details for reviewing such flagged accounts and may reject the application upon completion of the review process.
4.8 The Customer understands that the Company may request a written explanation upon observing multiple occurrences of failures of compliance checks. The Customer acknowledges that the Company and its banking partner, may, at their own discretion, and as a last resort, temporarily suspend certain banking services provided to the Customer till the root cause of such failures are identified and addressed to the satisfaction of the Company and its banking partner.

5. DEPOSIT ACCOUNTS
5.1 The Customer agrees to originate FDIC insured Deposit Accounts only for Clients meeting the eligibility criteria as defined in the Account Opening policy. The Customer understands that they are responsible for all liability associated with Deposit Accounts, including fraud, even if such Deposit Account was approved in compliance with the Account Opening Policy. The Customer acknowledges that the Company may, at its sole discretion, decline to establish a Deposit Account if the Company believes that doing so would pose a financial risk to the Partner bank or violate Applicable Law. The Customer further agrees to not allow its Clients to use the Deposit Account Services for illegal purposes and violations of applicable Law. The customer also understands that the Account opening policy may be updated by the Company from time to time, at its sole discretion.
5.2 The Customer agrees to obtain consent from their Clients to receive Account Agreements, statements and disclosures electronically and subsequently record such consent in the system of records provided by the Company. The Customer agrees to then deliver to their Clients the Deposit Account Agreements, privacy notices and any other disclosures as determined by the Company and required by Applicable Laws. The Customer shall also obtain Client consent to the Account agreement and ensure that the same is recorded in the system of records provided by the Company. Furthermore, the Customer agrees to deliver any subsequent updates to agreements, disclosures and policies as per guidelines issued by the Company in writing. The Customer understands that these updated agreements and disclosures should be delivered within the timeframes specified by the Company. The Customer shall also be responsible for delivering all notices required by the Applicable Laws to Clients whose account application was denied.

5.3 The Customer shall be responsible for receiving, investigating and responding to any Client dispute or error allegation concerning any Deposit Account. The Company agrees to provide reasonable assistance with such investigation and dispute resolution.
5.4 Checking and Savings accounts held by Clients shall earn periodic interest with the Interest rate specified in Exhibit A. The interest is posted to the deposit accounts on a monthly basis. The Company, at its sole discretion, shall periodically review and update the Interest rate associated with the deposit account. The Company shall additionally provide transactional services associated with the said Deposit Accounts as enabled in Exhibit
A. The Company shall associate virtual account and routing numbers with Clients Deposit Accounts to enable Wire and ACH Services.
5.5 The Company shall make available federal and state income tax reports for applicable Client Deposit Accounts. The Customer agrees to deliver said reports to the Clients.
5.6 The Company shall periodically monitor all Deposit Accounts having a negative balance. For accounts that have been in negative balance for more than the mutually agreed upon duration of "Dormancy Days", the Company shall provide a written notice of its intent to Close such accounts to the Customer. In the event that the Customer is unable to utilize any commercially reasonable means to collect such pending due amounts from its Client, the Customer agrees that the Company may, at its sole discretion, proceed to close the aforementioned deposit accounts and reimburse the Client's overdraft balance towards the Banking partner by debiting the Customer Reserve account. The Customer further agrees that it is liable for any negative balances on its Client's accounts and that it shall hold the Company harmless against any and all losses or liabilities arising from illegal, negligent or improper record and usage of all Data related to Deposit Account services submitted by the Customer on behalf of its Clients.

6. PAYMENT RAILS
As selected in Exhibit A, the Company shall make available for the Customer and its Clients, various payment services including ACH, Wire, RDC and the Processing of cards.
6.1 Prior to utilizing the ACH services provided by the Company for transmitting debit and credit entries, the Customer acknowledges that is has access to the NACHA rules available at www.achrulesonline.org. The Customer further agrees to abide by all obligations required of an Originator or Receiver under the NACHA rules and acknowledges that all ACH Services shall be utilized in compliance with the NACHA Rules. For every entry, the Customer shall identify the originator of the transaction and ensure that all transaction details including necessary Client authorizations and consent are recorded in the system of records provided by the Company. The Company shall retain such data for
4 up to three hundred and sixty-five (365) after the transaction has been processed. In the event of violation of applicable NACHA rules, the Customer agrees that the Company may, at its sole discretion revoke Customer access to ACH and related services. The Customer further agrees that the any fines or penalties imposed by NACHA as a result of such violations on either on the Banking partner or on the Company shall be passed on to the Customer.
6.2 The Customer understands that NACHA defines thresholds for ACH returns and that in the event that Customer's return rates exceeds these thresholds, the Company shall, at its sole discretion, revoke Customer access to ACH and related services. Furthermore, the Customer also understands that, in the event that the Customer's return rate meets or exceeds the Unauthorized Entry Return Rate threshold, the Administrative Return Rate threshold or the Overall Return Level as required by the NACHA Rules, the Company shall provide reporting information to NACHA regarding the Customer. To minimize the possibility of such business disruptions, the Company shall track the return rates associated with the Customer on a rolling sixty (60) day period and at its sole discretion, implement remedial action once the return rates exceed ninety percent (90%) of NACHA's applicable thresholds. The Customer agrees that these remedial action may include, but are not limited to throttling of ACH transactions based on volume, or temporary suspension of ACH services till the Company is convinced that the root cause of the high returns have been addressed and the Customer is no longer at the risk of exceeding ACH return limits. The Customer agrees to not hold the Company responsible for any liabilities arising from the aforementioned corrective or remedial actions taken by the Company.
6.3 For utilizing Wire services provided by the Company, the Customer agrees to abide by all Applicable Laws and regulations including those imposed by the Federal Reserve, the Society for Worldwide Interbank Financial Telecommunication ("SWIFT") and any foreign nations having jurisdiction over the transaction. The Customer agrees that all Wire transactions are immediate, final and irrevocable and as such necessitate addition security than ACH transactions. Furthermore, the Customer agrees to implement Multi-factor authentication for its Clients for each Wire transaction created by them. For every transaction, the Customer shall identify the originator of the transaction and ensure that all transaction details including necessary Client authorizations and consent are recorded in the system of records provided by the Company. The Customer understands that Wire transfers may not be available for all Countries and that the list of Countries permitted may vary over time. The Customer Acknowledges that the Company might cancel Wire transfers it deems to be in violation of Applicable Laws and that the Customer further agrees to not hold the Company liable for such rejections.
6.4 For Remote Deposit Capture functionality, the Customer agrees to instruct their Clients to retain a copy of the physical check for up to sixty (60) days after an image of the appropriately endorsed check has been transmitted for deposit. The Customer agrees that it is liable for any losses associated with provisional credits provided to their Clients.
6.5 The Customer agrees to abide by all Applicable Laws and obtain all required authorizations from their Clients for utilizing services related to the Processing of external Debit, Credit and Pre-paid cards. The Customer acknowledges that if it accesses, stores or routes any of the information associated with the external cards through its servers, it would need to comply with Payment Card Industry Data Security Standards (PCI DSS). In such cases, the Customer understands that the Company may request PCI DSS certification details of the Customer and in the event that the Customer is unable to provide the same, the Company may, at its sole discretion, disable access to services for Processing of Cards.
6.6 The Customer understands that all Debit transactions generated after the daily Transaction limit has been reached shall be cancelled by the Company. This restriction does not apply to Wire Services. The Customer further understands that, based on ongoing risk assessments, the Company may, at its sole discretion, modify the daily Transaction limit.
6.7 The Customer understands that all transactions are final are irrevocable and that it cannot stop, edit or recall the same. The Customer agrees that the Company is not responsible or liable for any errors made by the Customer or their Clients while utilizing the aforementioned Payments services. These errors shall include, but are not limited to, incorrect amounts, wrong settlement dates, incorrect details of the receiver or duplicate entries. The Customer further agrees that it shall be liable for all losses resulting from provisional credits, returns, reversals and chargebacks.
6.8 The Customer and the Company agree to comply with the Security Protocols defined by the Company for safeguarding the transmission of transaction entries and payment orders sent to Company. These security protocols might include, but are not limited to, passwords, access codes, security devices and other procedures defined by Company. The Customer further acknowledges that the purpose of such Security Protocols is to verify authenticity of the transactions entries and payment orders submitted to the Company and are not meant to detect any errors in the actual contents of the transmission. The Customer warrants that no individual will be allowed to initiate transactions and payment orders in the absence of proper supervision and safeguards and agrees to take reasonable steps to maintain the confidentiality of the aforementioned Security Protocols. The Customer acknowledges that it is liable for all transaction entries and payment orders issued in its name and accepted by the Company in compliance with the Security Protocols, irrespective of whether these transactions were authorized by the Customer or their Clients. The Customer further understands that the Company has the right to reject any transactions, if it believes that Customer did not adhere to aforementioned Security Protocols while creating and transmitting the same.
6.9 In the event of a suspected security breach affecting access to the creation and transmission of transactions and
5 payment orders at the Customer's end, the Customer agrees to notify the Company within one (1) business days of its detection of the said breach. The Customer agrees that any such occurrence of unauthorized access will not affect transactions already made in compliance with the Security Protocols, and subsequent transmissions made within a reasonable timeframe till the Company has a chance to act on the security breach information provided by the Customer. In the event of such a security breach, the Company may, at its sole discretion disable access to the Payment services till the root cause of the security breach has been identified and adequately addressed by the Customer.
6.10 The Customer agrees to use the Payment services in compliance with all Applicable Laws. The Customer further understands that the Company may, at its sole discretion, disable access to payment services for any Clients it suspects of engaging in illegal or fraudulent activity. The Customer also agrees to provide all necessary disclosures and information as required by Applicable Laws and regulations to its Clients utilizing the Payment services.

7. CARD ISSUANCE
As selected in Exhibit A, the Company shall make available for the Customer the ability to issue Debit and/or Credit cards ("Cards") to its Clients.
7.1 The Customer agrees to obtain consent from their Clients to receive Cardholder Agreements, statements and disclosures electronically and subsequently record such consent in the system of records provided by the Company. The Customer agrees to deliver to their Clients, the Cardholder Agreements, privacy notices and any other disclosures as determined by the Company and required by Applicable Laws. The Customer agrees to obtain Client acceptance of the Cardholder Agreement and ensure that the same is recorded in the system of records provided by the Company. Furthermore, the customer agrees to deliver to its Clients, any subsequent updates to agreements, disclosures and policies as per guidelines issued by the Company in writing. The Customer understands that these updated agreements and disclosures should be delivered within the timeframes specified by the Company. The Customer further agrees to deliver all notices required by Applicable Law to Clients whose cards applications were denied.
7.2 The Customer understands that they are responsible for providing artwork for the Cards, which would then be approved by the Company and their partner card networks at their sole discretion. If Physical cards are selected in Exhibit A, the Company shall be responsible for printing and shipping cards to the Client's address as maintained by the Customer at the time of applying for the Card.
7.3 For all Cards issued by the Company for its Clients, the Company shall make available to the Customer card statements that include all valid transactions including purchases, fund transfers, bill payments and ATM withdrawals. The Customer agrees to deliver such statements to their Clients as required by Applicable Laws and the Cardholder Agreement.
7.4 The Customer acknowledges that if it accesses, stores or routes any of the nonpublic information associated with Clients cards through its servers, it would need to comply with the applicable regulations under Payment Card Industry Data Security Standards (PCI DSS). In such cases, the Customer understands that the Company may request PCI DSS certification details of the Customer and in the event that the Customer is unable to provide the same, the Company may, at its sole discretion, disable access to Card issuance services.
7.5 The Customer understands that the Company shall directly handle any complaints or issues raised by Clients related to their Cards. The Customer further agrees to forward any complaints or issues related to Card usage, along with all supporting information and documentation, to the Company within one (1) business day of receipt of the same. The Customer understands that the Company shall credit the Client's account with a provisional credit from the Customer Reserve account within the timeframe set by Applicable Laws.
7.6 The Customer warrants that they shall not allow their Clients to use the issued Cards in violation of the Cardholder Agreement and Applicable Laws. The Customer understands that the Cards issued to its Clients may be canceled by the Company, if it believes, at its sole discretion, that the Client is using the Card for fraudulent activities or in violation of the Cardholders Agreement or Applicable Laws.
7.7 The Customer understands that it is liable and responsible for all losses associated with provisional credit and negative balance due to Card disputes. The Customer further acknowledges that it is liable for all losses associated arising from fraudulent activities on Cards associated with their Clients, such fraudulent activities include, but are not limited to, card not present fraud, lost or stolen card fraud, counterfeit and skimming fraud.

8. RESTRICTIONS AND RESPONSIBILITIES
8.1 Customer, its employees, and its agents will not, directly or indirectly: reverse engineer, decompile, disassemble or otherwise attempt to discover the source code, object code or underlying structure, ideas, know-how or algorithms relevant to the Services or any software, documentation or data related to the Services ("Software"); modify, translate, or create derivative works based on the Services or any Software (except to the extent expressly permitted by Company or authorized within the Services); use the Services or any Software for timesharing or service bureau purposes or otherwise for the benefit of a third party; or remove any proprietary notices or labels.
8.2 Customer represents, covenants, and warrants that Customer will use the Services only in compliance with all applicable Laws and regulations, including but not limited to those laws relating to usury, truth-in-lending, fair credit reporting, equal
6 credit opportunity, automated clearing house transfers, networks associations, electronic funds transfer, privacy and direct marketing, regardless of whether Customer uses any forms or other Materials supplied by Company. Customer shall (except to the extent due to Company's material breach of the Agreement), assume all risk and liability associated with transactions, including any risk of counterfeit, charged-back or fraudulent transactions. Customer shall be responsible for providing Company with notice of any changes in state or local law that impact Customer's use of the Service.
8.3 Customer hereby agrees to indemnify and hold harmless Company, its affiliates, officers, directors, agents, employees, and suppliers, against any damages, losses, liabilities, settlements, and expenses (including without limitation costs and attorneys' fees) related to Customer's breach of this Agreement, violation of any law or policy applicable to Customer, , and use of Services, including any security vulnerabilities, and the consequences of such vulnerabilities , related to Customer's use of the Services, including, by way of example only, any data breach or hacking that may occur.
8.4 Customer shall be responsible for monitoring and interpreting (and for complying with, to the extent such compliance requires no action by Company), the applicable Laws pertaining to Customer's business ("Legal Requirements"). Based on Customer's instructions, Company shall implement the processing parameter settings, features and options (collectively, the "Parameters") within Company's Services and systems that shall apply to Customer, subject to the change request process in place between Company and Customer to establish requirements, development arrangements and deployment timelines. Customer shall be responsible for determining that such selections are consistent with the Legal Requirements and with the terms and conditions of any agreements between Customer and its Clients.
8.5 Although Company has no obligation to monitor Customer's use of the Services, Company may do so and may prohibit any use of the Services it believes may be (or alleged to be) in violation of this Agreement.
8.6 Customer shall be responsible for obtaining and maintaining any equipment and ancillary services needed to connect to, access or otherwise use the Services, including, without limitation, modems, hardware, servers, software, operating systems, networking, web servers and the like (collectively, "Equipment"). Customer shall also be responsible for maintaining the security of the Equipment, Customer application access, passwords (including but not limited to administrative and client passwords) and files, and for all uses of Client account or the Equipment with or without Clients' knowledge or consent.
8.7 The Company represents that (i) it has all necessary rights, power and ability to enter and perform this Agreement; and
(ii) it will use commercially reasonable efforts to comply with all Applicable Laws, rules, and regulations in its performance under this Agreement, and to ensure the Software Suite is protected from trojan horse, virus, worm (as such terms are commonly understood in the software industry) or any other code that the Company determines is designed to have, or intended to have, any of the following functions: disrupting, disabling, harming, or otherwise impeding in any way the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed.

8.8 The Company hereby agrees to indemnify and hold harmless the Customer, its officers, agents and employees, against any damages, losses, liabilities, settlements, and expenses (including without limitation costs and attorneys' fees) due solely to a violation of the foregoing which result from the Company's willful acts or its gross negligence. In no event, however, shall Company's liability under this Agreement, whether in contract law, tort law, warranty or otherwise, exceed the amount Customer paid to Company in the twelve (12) months preceding the event giving rise to Customer's claim, in each case, whether or not the Company has been advised of the possibility of such Damages.

9. CONFIDENTIALITY; PROPRIETARY RIGHTS
9.1 Each party (the "Receiving Party") understands that the other party (the "Disclosing Party") has disclosed or may disclose business, technical or financial information relating to the Disclosing Party's business (hereinafter referred to as "Proprietary Information" of the Disclosing Party). Proprietary Information of Company includes non-public information regarding features, functionality and performance of the Service. Proprietary Information of Customer includes non-public data provided by Customer to Company to enable the provision of the Services ("Customer Data"). The Receiving Party agrees: (i) to take commercially reasonable precautions to protect such Proprietary Information, and (ii) not to use (except in performance of the Services or as otherwise permitted herein) or divulge to any third person any such Proprietary Information. However, the Receiving Party may disclose Proprietary Information to its agents who are
(1) bound by the terms of this confidentiality provision and (2) necessary for the Receiving Party to carry out the performance of its duties under this Agreement, including, for example, secretarial, clerical, and information security personnel assisting the Receiving Party (including consultants and vendors that provide translation, data security, or similar support services to Receiving Party). The Disclosing Party agrees that the foregoing shall not apply with respect to any information after five (5) years following the disclosure thereof or any information that the Receiving Party can document (a) is or becomes generally available to the public, or (b) was in its possession or known by it prior to receipt from the Disclosing Party, or (c) was rightfully disclosed to it without restriction by a third party, or (d) was independently developed without use of any Proprietary Information of the Disclosing Party or (e) is required to be disclosed by law. If a disclosure is required under subsection (e), and if legally permitted to do so, Receiving Party shall as soon as possible give written notice of such requirement to the Disclosing any back door, drop dead device, time bomb, spyware or malware, 7 Party to allow the Disclosing Party reasonable opportunity to seek a protective order or its equivalent and Receiving Party shall make a reasonable effort to obtain a protective order and/or maintain the confidential nature of the Proprietary Information.
9.2 Customer shall own all right, title and interest in and to the Client Data. Company shall own any data that is based on or derived from the Client Data and provided to Customer as part of the Services. Company shall own and retain all right, title and interest in and to the Services and Software and all improvements, enhancements or modifications thereto, and all intellectual property rights related to any of the foregoing.

9.3 Customer is not acquiring a copyright, patent or other intellectual property right in any Service, Third Party Service, Software, Deliverable, specifications or Materials, or in any data, modifications, customizations, enhancements, changes or work product related thereto. "Deliverable" means any work product or other item (whether tangible or intangible) created by Company or provided by Company to Customer pursuant to the Services, Third Party Services, or Software, and which may be described more particularly in an Addendum, SOW, or other document signed by the parties. Any intellectual property rights that existed prior to the Effective Date of an Addendum shall belong solely to the party owning them at that time. Neither party shall be entitled to any copyright, trademark, trade name, trade secret or patent of the other party. Customer shall not alter, obscure or revise any proprietary, restrictive, trademark or copyright notice included with, affixed to, or displayed in, on or by a Service, Third Party Service, Software, Deliverable or specifications.
9.4 Company acknowledges that Customer has a legal responsibility to its Clients to safeguard Confidential Client Information in accordance with Applicable Law. Customer acknowledges that Company has a responsibility to do likewise. In addition to the other requirements set forth in this section regarding Confidential Information, Confidential Client Information shall also be subject to the additional restrictions set forth in this Section. Receiving Party shall not disclose or use Confidential Client Information other than to carry out the purposes for which the Disclosing Party or one of its affiliates disclosed such Confidential Client Information to Receiving Party. Receiving Party shall not disclose any Confidential Client Information other than on a "need to know" basis and then only to: (a) affiliates of Disclosing Party; (b) its employees or officers;
(c) affiliates of Receiving Party provided that such affiliates shall be restricted in use and re-disclosure of the Confidential Client Information to the same extent as Receiving Party; (d) to carefully selected subcontractors provided that such subcontractors shall have entered into a confidentiality agreement no less restrictive than the terms hereof; (e) to independent contractors, agents, and consultants hired or engaged by Receiving Party, provided that all such persons are subject to a confidentiality agreement which shall be no less restrictive than the provisions of this section; or (f) pursuant to the exceptions set forth in 15 U.S.C. 6802I and accompanying regulations which disclosures are made in the ordinary course of business

9.5 Notwithstanding anything to the contrary, Company shall have the right to host, use, process, collect, store, display, transmit, and analyze Client Data and other information relating to the provision, use, and performance of various aspects of the Services and related systems and technologies (including, without limitation, information concerning Client Data and data derived therefrom), and Company will be free (during and after the term hereof) to (i) use such information and Client Data to deliver, improve, and enhance the Services and for other development, diagnostic and corrective purposes in connection with the Services and other Company offerings, and (ii) disclose such Client Data solely in aggregate or other de-identified form in connection with its business. No rights or licenses are granted to the Customer except as expressly set forth herein.

10. PAYMENT OF FEES
10.1 Customer will pay Company the then-applicable fees described in Exhibit A for the Services in accordance with the terms therein (the "Fees"). Unless otherwise set forth in Exhibit A, all Fees and charges for the Initial Service Term shall be invoiced upon execution of the Order Form. All Fees due under this Agreement (except those being disputed by the Customer in good faith) shall be paid in full by Customer within thirty (30) days of the invoice for such fees and charges. Company reserves the right to change the Fees or applicable charges and to institute new charges and Fees at the end of the Initial Service Term or then current renewal term, upon thirty (30) days prior notice to Customer (which may be sent by email). If Customer believes that Company has billed Customer incorrectly, Customer must contact Company no later than 30 days after the closing date on the first billing statement in which they believe an error or problem appeared, in order to receive an adjustment or credit. Inquiries should be directed to Company's customer support department.
10.2 Customer shall pay all fees and charges set forth in Exhibit A. Unless otherwise stated in Exhibit A, any one-time fees set forth in Exhibit A shall be paid upon execution of the Agreement (or the applicable Amendment). Recurring fees shall be paid beginning on the Commencement Date. All third-party fees and charges outside of Company's control, and any adjustments thereto from time to time, will be passed through to Customer at Company's cost for such items. Beginning on January 1, 2025 and thereafter during the term, Company may increase the Recurring fees by an amount not exceeding 6%, not more than once annually. These adjustments will be effective upon Company's notification thereof to Customer. Fees, costs and expenses owed by Customer are exclusive of charges for materials, work, hardware, software or travel not otherwise detailed in Exhibit A, any Addendum, or SOW. If travel by Company is required in connection with providing the Services or Deliverables hereunder, Company will seek Customer's approval prior to undertaking such travel, which will include providing Customer with an estimate of the fees and charges related thereto.
10.3 All charges and fees to be paid by Customer under the
8 Agreement are exclusive of any applicable withholding, sales, use,

excise, value added or other taxes. Any such taxes for which Company is legally or contractually responsible to collect from Customer shall be billed by Company and paid by Customer. Customer agrees to reimburse and indemnify Company for any taxes, penalties and interest assessed by any taxing authority arising out of the Agreement. Company shall pay and hold Customer harmless for any taxes on Company property, income or payroll. Customer agrees to hold Company harmless for any sales, use, excise, value added, or other taxes assessed by a taxing authority arising out of the Agreement. In the event of any assessment by a taxing authority, both parties agree to cooperate with each other to resolve issues in order to minimize such assessment.
10.4 All Fees and charges are non-refundable, where any upfront payments set forth in this Agreement and not yet due are refundable at all times.

11. TERM AND TERMINATION
11.1 The Agreement shall remain in effect until the date on which Company is no longer obligated to provide any Service or Software under any Addendum. Each Service shall remain in effect for the first 15 months following the Commencement Date (the "Initial Service Term"). Upon expiration of the Initial Service Term, the Service shall automatically be renewed for successive twelve (12) months terms (each, a "Renewal Term") unless terminated by either party in writing at least one hundred eighty
(180) days prior to the expiration of the then-current Initial Service Term or Renewal Term.

11.2 Company may immediately suspend or terminate Customer's or Customer's users' access to, or use of, the Services if Company believes that (a) there is a significant threat to the functionality, security, integrity, or availability of the Services or any content, data, or applications in the Services; or (b) Customer or Customer's users are accessing or using the Services to commit an illegal or inappropriate act; (c) Customer has committed a material breach of Agreement; (d) Customer becomes insolvent, an insolvency proceeding is begun against the Customer, or any material portion of the Customer's assets is attached, seized on, or comes into possession of a trustee or receiver; or (e) upon the direction of any regulatory authority with proper jurisdiction. However, in the event Company determines that the Customer has the ability to cure the reason for such suspension or termination, including all costs and expenses incurred by the Company associated with such reason to suspend or terminate, the Company agrees to provide Customer with a written notice of its reason to suspend or terminate, and provide the Customer up to forty-five
(45) days to cure the Reason. When reasonably practicable and lawfully permitted, Company will provide Customer with advanced written notice of any such suspension upon expiration of the cure period. Company will use reasonable efforts to re-establish the Services promptly after determining that the issue this paragraph shall not excuse Customer from its obligation to make payments under this Agreement.
11.3 In addition to any other remedies it may have, either party may also terminate this Agreement upon thirty (30) days' written notice (or without notice in the case of nonpayment of Fees and charges as set forth in this Agreement), if the other party materially breaches any of the terms or conditions of this Agreement. In the event of any material breach of this Agreement by Customer, Customer will pay in full for the Services up to and including the last day of the then current Initial Term or Renewal Term, whether or not the Customer uses the Services for the entire Term. Upon any termination, Company may, but is not obligated to, delete stored Customer Data All sections of this Agreement which by their nature should survive termination will survive termination, including, without limitation, accrued rights to payment, confidentiality obligations, warranty disclaimers, limitations of liability, governing law, venue, and arbitration provisions.
12. Audits
12.1 Upon at least five (5) business days' prior written notice, Company, its representatives and/or vendors may visit Customer's facilities, during normal business hours, for the purpose of: (i) inspecting the location and use of Software, Deliverables and any third-party software; and (ii) auditing, monitoring and ensuring compliance with the terms of the Agreement. In addition, each party shall have the right, upon reasonable prior written notice (and no more than once each year), to visit the other party's facilities during normal business hours for the purpose of determining the adequacy of procedures for complying with its obligations relating to Confidential Information under the Agreement.

13. WARRANTY AND DISCLAIMER
13.1 Company shall use reasonable efforts consistent with prevailing industry standards to maintain the Services in a manner which minimizes errors and interruptions in the Services and shall perform the Services in a professional and workmanlike manner. Services may be temporarily unavailable for scheduled maintenance or for unscheduled emergency maintenance, either by Company or by third-party providers, including AWS, or because of other causes beyond Company's reasonable control, but Company shall use reasonable efforts to provide advance notice in writing or by e-mail of any scheduled service disruption. However, Company does not warrant that the Services will be uninterrupted or error free OR THAT DATA BREACHES WILL NOT OCCUR; nor does it make any warranty as to the results that may be obtained from use of the Services. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION, THE SERVICES ARE PROVIDED "AS IS" AND "AS AVAILABLE", AND COMPANY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS

causing the suspension has been resolved. Any suspension under 9 FOR  A  PARTICULAR  PURPOSE,  TITLE,  AND  NON-

INFRINGEMENT, ANY WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE.
14. LIMITATION OF LIABILITY
14.1 NOTWITHSTANDING ANYTHING TO THE CONTRARY, COMPANY AND ITS SUPPLIERS (INCLUDING BUT NOT LIMITED TO ALL EQUIPMENT AND TECHNOLOGY SUPPLIERS), OFFICERS, AFFILIATES, REPRESENTATIVES, CONTRACTORS AND EMPLOYEES SHALL NOT BE RESPONSIBLE OR LIABLE WITH RESPECT TO ANY SUBJECT MATTER OR CLAIMS RELATED TO THIS AGREEMENT OR TERMS AND CONDITIONS RELATED THERETO UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY: (A) FOR ERROR OR INTERRUPTION OF USE OR FOR LOSS OR INACCURACY OR CORRUPTION OF DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES OR TECHNOLOGY OR LOSS OF BUSINESS;
(B) FOR ANY INDIRECT, EXEMPLARY, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OR ANY LOSS OF REVENUE, PROFITS (EXCLUDING FEES UNDER THIS AGREEMENT), SALES, DATA, DATA USE, GOODWILL, OR REPUTATION; (C) FOR ANY MATTER BEYOND COMPANY'S REASONABLE CONTROL; OR (D) FOR ANY AMOUNTS THAT, TOGETHER WITH AMOUNTS ASSOCIATED WITH ALL OTHER CLAIMS, EXCEED THE FEES PAID BY CUSTOMER TO COMPANY FOR THE SERVICES UNDER THIS AGREEMENT IN THE 12 MONTHS PRIOR TO THE ACT THAT GAVE RISE TO THE LIABILITY, IN EACH CASE, WHETHER OR NOT COMPANY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

15. MISCELLANEOUS
15.1 If any provision of this Agreement is found to be illegal, unenforceable or invalid, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect and enforceable.
15.2 This Agreement is not assignable, transferable or sublicensable by Customer except with Company's prior written consent. Company may transfer and assign any of its rights and obligations under this Agreement without Customer's consent.
15.3 This Agreement represents the complete and exclusive statement of the mutual understanding of the parties and supersedes and cancels all previous written and oral agreements, communications and other understandings relating to the subject matter of this Agreement.
15.4 All waivers and modifications must be in a writing signed by both parties, except as otherwise provided herein.
15.5 No agency, partnership, joint venture, or employment is created as a result of this Agreement and Customer does not have any authority of any kind to bind Company in any respect whatsoever.
15.6 All notices under this Agreement will be in writing and will be deemed to have been duly given when received, if personally delivered; when receipt is electronically confirmed, if transmitted by facsimile or e-mail; the day after it is sent, if sent for next day delivery by recognized overnight delivery service; and upon receipt, if sent by certified or registered mail, return receipt requested.
15.7 This Agreement shall be governed by the laws of the State of California without regard to its conflict of laws provisions. The parties waive their right to a jury trial and to participate in a class action against the other party.
15.8 Each party agrees to submit to the exclusive jurisdiction of, and venue in, the courts in San Francisco or Santa Clara counties in California in any dispute arising out of or relating to this Agreement.
15.9 Any controversy or claim arising out of or relating to this Agreement, as well as any extension or modification thereof, shall be settled by arbitration administered by the American Arbitration Association (the "Association"), conducted on a confidential basis, under the then current Commercial Arbitration Rules including the Optional Rules for Emergency Measures of Protection, strictly in accordance with the terms of this Agreement and the substantive law of the State of California. The arbitration shall be held at the regional office of the Association located in San Francisco, California and conducted by three arbitrators. Unless otherwise agreed, the arbitration decision shall be issued within 30 days after the date of closing of the arbitration hearing. The arbitrators may grant any remedy or relief that could otherwise be awarded under the law. The award rendered by the arbitrators may be entered and enforced in any court of competent jurisdiction. The parties will jointly pay arbitration costs pending a decision by the arbitrators. The losing party will pay the costs of the arbitration and the reasonable legal fees and expenses of the prevailing party, as determined by the arbitrators.
15.10 The Uniform Computer Information Transactions Act does not apply to this Agreement or to orders placed under it.
15.11 Customer grants Company the right to use its name and logo, in connection with identifying Customer as a customer, on Company's website and in its marketing materials. The parties shall work together in good faith to issue at least one mutually agreed upon press release within ninety (90) days of the Effective Date, and Customer otherwise agrees to reasonably cooperate with Company to serve as a reference account and case study subject upon request.
15.12 Neither party shall be responsible for failure or delay of performance if caused by: an act of war, hostility, or sabotage; act of God; pandemic; electrical, internet, or telecommunication outage that is not caused by the obligated party; government restrictions (including the denial or cancelation of any export,
10 import or other license); or other event outside the reasonable control of the obligated party. Both parties will use reasonable efforts to mitigate the effect of a force majeure event.
15.13 This Agreement may be subject to reviews, updates and clarifications by the Partner Bank at the point of the Commencement Date and thereafter as may be required in order to maintain compliance with the Applicable Law.

11

VALUE PACKAGE FINANCING TERMS

Amount Requested: $1,000,000.00 Typical Amount: up to $1,000,000 (you only use what you need)
Co-Pay to accept Value package : 5 % of amout of the value package Co-Pay on future Invoices : 50%
- Your portion of the applicable Mbanq invoices
Typical Expense Categories:
- Partner Bank Fees
- Card Processor Fees
- Mbanq Fees
- Card Issuance, Printing and Fulfilment Fees Security:
- This is an unsecured, general obligation of the business
- No personal guarantees, no credit checks Disclaimer:
- Not a loan
- Not all platforms, use cases or expenses will qualify
- Decision is final, no explanation provided
X Financing Required
By opting-in to Financing Terms you confirm the following:
- Company will invoice Customer for the amount of the Financing displayed in the Amount Requested field
- Customer will pay Company the Initial Commitment as specified in this form
- Balance of the invoice will be paid through the reduced interchange rebate to compensate for any credit towards costs incurred in the above Expense Categories 0 Financing Not Required

For any outstanding amounts under these Financing Terms, Company will use Customer's portion of the interchange until the financing is fully repaid.

1. Sponsor Bank Disapproval Refund Addendum

Addendum to the BANKING-AS-A-SERVICE ORDER FORM

This Addendum (the "Addendum") is made and entered into as of the between:

? Mbanq, Inc. ("Mbanq")
? Accrew, Inc. ("Accrew")

27 day of

January

, 2025, by and

as an amendment to the BANKING-AS-A-SERVICE ORDER FORM (the "Agreement") previously executed by both parties. This Addendum is intended to provide additional terms regarding the refund of setup and integration fees in the event of non-approval by the designated sponsor bank.

1. Purpose

The purpose of this Addendum is to establish that Accrew will be refunded its setup and integration fees as outlined in Schedule A of the Agreement if the sponsor bank does not approve Accrew for participation in the program for reasons beyond Accrew's control.

2. Refund of Setup and Integration Fees

1. In the event that Accrew does not receive the required approval from the designated sponsor bank for the issuance of banking product and prepaid card services under the Agreement:
o Mbanq agrees to refund to Accrew all setup and integration fees paid by Accrew, as specified in
Schedule A of the Agreement.
o This refund shall be processed within thirty (30) days following the receipt of official notification of the sponsor bank's decision not to approve Accrew for participation in the banking and prepaid program.

3. Conditions of Refund

The refund obligation applies only if:

? The non-approval is not due to any action, omission, or regulatory non-compliance on the part of Accrew.
? Accrew has complied fully with all application and due diligence processes required by Mbanq and the sponsor bank.

4. No Other Changes

All other terms and conditions of the Agreement remain in full force and effect, except as expressly amended by this Addendum. This Addendum becomes effective upon execution by both parties.

2. Reasonable Service Level Addendum
as an amendment to the BANKING-AS-A-SERVICE ORDER FORM (the "Agreement") previously executed by both parties. This Addendum is intended to define service level agreements (SLAs) for APIs, system availability, and support responsiveness.

1. Purpose

The purpose of this Addendum is to ensure reasonable service standards and reliability for Accrew's program by setting measurable performance requirements for system uptime, response times, and support ticket handling.

2. API Performance Standards

Mbanq agrees to maintain the following performance levels for any APIs made available to Accrew under the Agreement:

- Monthly API Uptime: At least 99.9% each calendar month, excluding scheduled maintenance. o Scheduled maintenance must be communicated at least 48 hours in advance.
- Response Times: Average API response times shall not exceed 500 milliseconds per request, measured monthly.
- Error Rate: Maintain an error rate below 1% of total API calls, measured monthly.

3. Support and Ticket Turnaround Times

Mbanq agrees to provide the following support ticket turnaround times, organized by priority:

1. Critical Issues (system outage, severe API failure)
o Response: Within 2 hour
o Resolution or Workaround: Within 4 hours
2. High-Priority Issues (major performance degradation, time-sensitive)
o Response: Within 4 hours
o Resolution: Within 24 hours
3. Medium-Priority Issues (minor interruptions, isolated issues)
o Response: Within 1 business day
o Resolution: Within 3 business days
4. Low-Priority Issues (general inquiries, non-urgent)
o Response: Within 2 business days
o Resolution: Within 7 business days

4. Reporting and Review

- Monthly Performance Reports: Mbanq will provide Accrew with monthly metrics for uptime, response times, and ticket resolutions.

5. Remedies for Non-Compliance

If Mbanq fails to meet any minimum service levels described in this Addendum for two consecutive months, Accrew may:

1. Request a service credit in accordance with the Service Credit Schedule A refecenced below.
2. Terminate the Agreement without penalty if Mbanq's performance fails to meet the standards for three consecutive months.

7. No Other Changes

All other terms and conditions of the Agreement remain in full force and effect, except as expressly amended by this Addendum. This Addendum becomes effective upon execution by both parties.

Service Credit Schedule A

This Service Credit Schedule ("Schedule") is incorporated by reference into the Reasonable Service Level Addendum (the "SLA Addendum") between Mbanq, Inc. ("Company") and Accrew, Inc. ("Customer"), effective as of the Commencement Date defined in the SLA Addendum.

1. API Uptime Service Credits
Monthly Uptime Percentage Service Credit Applied

? 99.9% - 100% 0% (No credit)
? 99.0% - 99.89% 5% of Monthly Fees
? 98.0% - 98.99% 10% of Monthly Fees
? 95.0% - 97.99% 20% of Monthly Fees
? Below 95.0% 30% of Monthly Fees

1. Calculation of Uptime: Uptime is measured monthly and excludes scheduled maintenance periods that are communicated at least 48 hours in advance.

2. Scheduled Maintenance Windows: Such periods do not count as downtime for the purpose of this Schedule.

2. Ticket Turnaround Time Service Credits
If Company fails to meet the specified turnaround times outlined in the SLA Addendum on more than 5% of tickets for a given priority level in a single month, the following service credits will apply:
- Critical Issues: 15% of Monthly Fees

- High-Priority Issues: 10% of Monthly Fees

- Medium-Priority Issues: 5% of Monthly Fees

- Low-Priority Issues: 2% of Monthly Fees

1. Applicability: The ticket-based credit for each priority level is independent of others. For example, if Company misses the turnaround target for 6% of Critical tickets and 8% of High-Priority tickets in the same month, both credits apply.
2. Exclusions: Tickets delayed due to factors outside Company's control (e.g., Customer's incomplete information, force majeure events) are not counted toward the 5% threshold.

3. Maximum Monthly Credit Cap
- Total credits issued to Customer under all categories (uptime and support) will not exceed 30% of Customer's Monthly Fees in any single billing cycle.

4. Credit Application
1. Issuance of Credits: Service credits are automatically applied to the subsequent invoice.

2. Notification: Company will notify Customer in writing of any credited amounts and provide a summary of performance metrics that led to the credit.

3. Persistent Issues: If performance shortfalls (under the SLA Addendum) continue for four consecutive months, additional remedies specified in the SLA Addendum may be invoked by Customer.

5. No Waiver of Other Rights
Nothing in this Schedule is intended to limit any other rights or remedies available to Customer under the SLA Addendum or the main Agreement in the event of repeated or material failure to meet service levels.

IN WITNESS WHEREOF, the parties have caused this Service Credit Schedule to be executed by their duly authorized representatives and made a part of the SLA Addendum as of the date first written above.

Customer: Accrew, Inc.

Signature:
Andrew Montgomery
Name:
CEO & Co-Founder
Title:

Company: Mbanq, Inc.
Signature:   Name:   Title:

Date Signed:

01/27/2025

Date Signed: